Exhibit 99.2
March 15, 2006
Citibank
As COLT Indenture Trustee &
  as CARAT Indenture Trustee
388 Greenwich Street, 14th Floor
New York, NY 10013
Attention: Structured Finance Capital Auto Receivables Asset Trust 2005-SN1
Deutsche Bank Trust Company Americas
Structured Finance Services, Trust Securities and Services
60 Wall Street, 26th Floor
MS NYC60-2606
New York, NY 10005

Re:	Capital Auto Receivables Asset Trust 2005-SN1 (the “Issuer”) Annual Statement as to Compliance
Ladies and Gentlemen:
Reference is made to Section 3.9 of the CARAT Indenture dated as of April 28, 2005 between the Issuer and Citibank, N.A., as Indenture Trustee (the “Indenture”) and Section 4.01 of the Trust Sale and Administration Agreement dated as of April 28, 2005 between the Issuer, General Motors Acceptance Corporation, as Trust Administrator, and Capital Auto Receivables, Inc., as Seller (the “Trust Sale and Administration Agreement”).
The undersigned does hereby certify that:
a.	A review of the activities of the Servicer during the period of April 28, 2005 through December 31, 2005, and of its performance under the Indenture, the Trust Sale and Administration Agreement, and the Pooling and Administration Agreement has been made under his supervision, and
b.	To his knowledge, based on such review, the Servicer has fulfilled of its obligations under the Indenture, the Trust Sale and Administration Agreement, and the Pooling and Administration Agreement throughout such period.
Very truly yours,
/s/  J. B. Van Orman, Jr.
Group Vice President and Chief Financial
Officer, GMAC North American operations